FOR IMMEDIATE RELEASE

INHIBITEX REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

ATLANTA, GA – May 12, 2009 — Inhibitex, Inc. (Nasdaq: INHX), today announced its financial results for the first quarter ended March 31, 2009. The Company held cash, cash equivalents and short-term investments of $29.2 million at March 31, 2009, as compared to $33.1 million at December 31, 2008.

“We continue to make notable progress with FV-100 and our HCV nucleoside polymerase inhibitor program,” stated Russell H. Plumb, president and chief executive officer of Inhibitex, Inc. “We have initiated a Phase II trial with FV-100, which we foresee completing around the middle of next year. We have also commenced IND-enabling preclinical studies with a lead compound, INX-189, from our highly potent series of NS5b inhibitors. We recently presented preclinical data on INX-189, demonstrating its favorable potency, pharmacokinetic and toxicity profile. We believe that nucleoside polymerase inhibitors have the potential to play a pivotal role in the combination of direct antiviral therapies for the treatment of HCV infections, and we look forward to completing the requisite GLP preclinical studies with INX-189 that will support the filing of an IND in the first half of next year.”

First Quarter 2009 Financial Results

The Company reported a net loss for the first quarter of 2009 of $4.2 million, as compared to a net loss of $3.5 million in the first quarter of last year. Basic and diluted net loss per share was $0.10 for the first quarter of 2009 as compared to basic and diluted net loss per share of $0.08 per share for the first quarter of 2008. The increase in net loss and net loss per share in the first quarter of 2009 was the result of lower revenues from collaborative license and development agreements, lower net interest income and higher research and development expense, offset by a reduction in general and administrative expense.

Revenue for the first quarter of 2009 was $0.3 million as compared to $0.8 million in the first quarter of 2008. The $0.5 million decrease in revenue was primarily the result of certain upfront license fees received by the Company in 2007 and 2008 being fully amortized to revenue as of the end of 2008, and to a lesser extent, lower periodic research-associated support fees received by the Company.

Research and development expense increased to $3.5 million in the first quarter of 2009 from $3.4 million in the first quarter of 2008. The increase of $0.1 million was primarily the result of an increase of $0.3 million in direct costs incurred in connection with the clinical development of FV-100 and the Company’s HCV preclinical development program, offset by a $0.2 million decrease in salaries, benefits and share-based compensation.

General and administrative expense decreased to $1.1 million in the first quarter of 2009 from $1.3 million in the first quarter of 2008. This decrease of $0.2 million was primarily related to a decrease in salaries, benefits and share-based compensation.

The Company recorded non-cash, share-based compensation expense of $0.2 million in the first quarter of 2009, of which $0.1 million was recorded as research and development expense and $0.1 million as general and administrative expense.

For the quarter ended March 31, 2009, net interest income decreased to $0.1 million from $0.5 million in the first quarter of 2008 as a result of lower interest rates and lower cash and investment balances.

Recent Corporate Developments

FV-100 – On May 8, 2009 the Company reported it had initiated a Phase II clinical trial of FV-100, its highly potent compound in development for the treatment of herpes zoster (shingles). The Phase II clinical trial is a well-controlled, double-blind randomized study comparing two different once-a-day doses of FV-100 to an active control (valacyclovir). The Company anticipates enrolling approximately 350 patients in the trial, who will be equally randomized to one of the three treatment arms. In addition to further evaluating its safety, the objectives of the trial include evaluating the therapeutic benefit of FV-100 in reducing the severity and duration of acute shingles-related pain; the incidence of post herpetic neuralgia (PHN); the time to lesion healing; and the use of concomitant pain medications.

In February 2009, the Company reported that it had completed its Phase I clinical trials of FV-100. The trials included both a single and multiple ascending dose study in subjects aged 18-55, as well as a separate study conducted in subjects 65 years of age or older. The Company reported that in all three trials there were no serious adverse events reported, and FV-100 appeared to be well tolerated at all dose levels. Additionally, pharmacokinetic data demonstrated that all doses of FV-100 maintained mean plasma levels of its active form that support the evaluation of once-a-day dosing in Phase II. The Company recently presented data from its Phase I studies at the 22nd Annual International Conference on Antiviral Research (ICAR).

HCV Nucleoside Polymerase Inhibitors - The Company has selected a lead compound, INX-189, from its series of proprietary HCV nucleoside polymerase inhibitors for further evaluation in IND-enabling preclinical studies. The Company presented preclinical data from its HCV program at the 44th Annual Meeting of the European Association for the Study of the Liver (EASL) in April and at ICAR earlier this month.

NASDAQ Listing Transfer – On March 24, 2009, the Company received written notification that NASDAQ had suspended enforcement of its minimum bid price and market valuation requirement for all listed companies until July 20, 2009, and that based upon NASDAQ’s decision, the Company has until October 12, 2009 to regain compliance with NASDAQ’s minimum bid price requirement.

Conference Call and Webcast Information

Russell H. Plumb, president and chief executive officer of Inhibitex, Inc. and other members of management will review the Company’s first quarter 2009 operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 9:00 a.m. EST.

To access the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international). A replay of the call will be available from 11:00 a.m. EDT on May 12 until June 12, 2009 at midnight. To access the replay, please dial 877-660-6853 (domestic) or 201-612-7415 (international) and reference the account # 286 and the conference id # 322241. A live audio webcast of the call and the archived webcast will be available in the News and Events section of the Inhibitex website at http://www.inhibitex.com.

About Shingles and FV-100

Shingles, also known as herpes zoster, is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Worldwide, it is estimated that there are more than 2.5 million new cases of shingles each year. Shingles is generally characterized by skin lesions, acute infection-related pain, and in many cases, post herpetic neuralgia (PHN), a painful and sometimes debilitating condition that can last for months or possibly more than a year. While shingles can develop in adolescents or adults of any age, it occurs predominantly in those 40 years of age and older.

Published in vitro studies have demonstrated that FV-100, an orally available bicyclic nucleoside analogue, is more potent against VZV and can inhibit its replication substantially faster than any other antiviral agent currently approved for the treatment of shingles. Inhibitex believes these characteristics, plus its pharmacokinetic profile, support the potential for a once daily dose of FV-100 to reduce the severity, duration and incidence of shingles-related symptoms, including acute pain and PHN.

About HCV

Hepatitis C is a disease of the liver caused by the hepatitis C virus (HCV). It is estimated that approximately 4 million Americans and 170 million individuals worldwide are infected with HCV. HCV can cause chronic liver disease, cirrhosis and cancer, and is the leading cause of liver transplant in the United States. Inhibitex is developing a series of phosphoramidate nucleoside analogues, or protides, which target the RNA-dependent RNA polymerase (NS5b) of HCV. The Company believes that its protides possess several pharmacological advantages over nucleosides alone, including a significant increase in antiviral activity, higher concentrations of the triphosphate in liver, and potentially less toxicity due to reduced systemic exposure.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat serious infectious diseases. In addition to FV-100, its clinical-stage product candidate, the Company’s preclinical pipeline includes a series of HCV nucleoside polymerase and HIV integrase inhibitors. Inhibitex has also licensed the use of its proprietary MSCRAMM® protein technology to Wyeth for the development of staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding: the potential to complete the Phase II clinical trial of FV-100 around the middle of next year; the number of patients the Company plans to enroll in its Phase II trial of FV-100; the potential for nucleoside polymerase inhibitors to play a pivotal role in the combination of direct antiviral therapies for HCV; the potential for FV-100 to be dosed once-a-day and reduce the severity, duration and incidence of shingles-related symptoms, including acute pain and PHN; the Company’s belief that its HCV protides possess several pharmacological advantages over nucleosides alone; and the Company’s plan to complete IND enabling studies and file an IND for INX-189 in the first half of 2010, are forward looking statements. These intentions, expectations, or potential may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk that: the Company is not able to qualify a sufficient number of sites or enroll patients at its anticipated rate in the Phase II trial; either the Company, the FDA, or a safety review board suspends or terminates the Phase II trial of FV-100 for safety, manufacturing or other reasons; the safety results of the Phase II clinical trial of FV-100 do not support its further development; FV-100 does not prove to have a therapeutic benefit equal to or greater than valacyclovir in reducing shingles-related symptoms in patients to be clinically relevant or commercially viable; the results of future preclinical studies of the Company’s lead HCV candidate not supporting its further development; the Company not obtaining regulatory approval on a timely basis, or at all, to advance the development of an HCV clinical candidate into clinical trials; obtaining, maintaining and protecting the intellectual property incorporated into and supporting the commercial viability of the Company’s product candidates; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, or SEC, on March 23, 2009. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contact:

Russell H. Plumb

Chief Executive Officer

(678) 746-1136

rplumb@inhibitex.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$8,486,293	$11,507,137
Short-term investments	20,702,172	21,634,880
Prepaid expenses and other current assets	557,731	621,797
Accounts receivable	157,524	108,558

Total current assets	29,903,720	33,872,372
Property and equipment, net	2,137,074	2,328,707
Other long-term assets	32,533	31,876

Total assets	$32,073,327	$36,232,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,705,638	$1,276,215
Accrued expenses	1,030,641	1,001,047
Current portion of notes payable	312,500	312,500
Current portion of capital lease obligations	190,718	254,291
Current portion of deferred revenue	191,667	441,667
Other current liabilities	204,031	224,922

Total current liabilities	3,635,195	3,510,642
Long-term liabilities:
Notes payable, net of current portion	312,500	390,625
Capital lease obligations, net of current portion	338,237	387,892
Deferred revenue, net of current portion	200,000	237,500
Other liabilities, net of current portion	1,238,376	1,279,994

Total long-term liabilities	2,089,113	2,296,011

Total liabilities	5,724,308	5,806,653
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at March 31, 2009 and December 31, 2008; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized at March 31, 2009 and December 31, 2008; 43,509,860 and 43,380,570 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	43,510	43,381
Common stock warrants	13,742,231	13,742,630
Additional paid-in capital	244,000,488	243,825,057
Other comprehensive income	54,689	111,450
Accumulated deficit	(231,491,899)	(227,296,216)

Total stockholders’ equity	26,349,019	30,426,302

Total liabilities and stockholders’ equity	$32,073,327	$36,232,955

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenue:
License fees and milestones .............	$37,500	$412,500
Collaborative research and development ..................................	250,000	375,000

Total revenue ..............................	287,500	787,500
Operating expense:
Research and development ............	3,497,060	3,406,047
General and administrative ............	1,071,490	1,341,568

Total operating expense ..................	4,568,550	4,747,615

Loss from operations .....................	(4,281,050)	(3,960,115)
Other income (loss), net ..................	(8,151)	11,426
Interest income, net .........................	93,518	500,890

Net loss .......................................	$(4,195,683)	$(3,447,799)

Basic and diluted net loss per share .......	$(0.10)	$(0.08)

Weighted average shares used to compute basic and diluted net loss per share........................................	43,427,976	42,791,069

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